EX-99.1(dd)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland  21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The total number of shares of capital stock of all classes that the Corporation had authority to issue is six billion (6,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of fifty million dollars ($50,000,000).

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the Board of Directors has voted to increase the authorized shares allocated to the Bond Fund, Mid-Cap Equity Index Fund, 2020 Retirement Fund and 2040 Retirement Fund, as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
Bond Fund	500,000,000	100,000,000	600,000,000
Mid-Cap Equity Index Fund	400,000,000	50,000,000	450,000,000
2020 Retirement Fund	175,000,000	50,000,000	225,000,000
2040 Retirement Fund	100,000,000	50,000,000	150,000,000

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: November 28, 2012	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Thomas L. Martin	/s/ John R. Greed
Thomas L. Martin	John R. Greed
Secretary	Chairman, President and CEO